Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street San Jose, CA 95112-4598	November 17, 2010 For Immediate Release

Contact:	Marty Kropelnicki (408) 367-8200 (analysts) Shannon Dean (310) 257-1435 (media)
CAL WATER PRICES $100 MILLION OF FIRST MORTGAGE BONDS
     SAN JOSE, California — California Water Service Group (NYSE: CWT) announced today that California Water Service Company (“Cal Water”), a wholly-owned subsidiary of California Water Service Group, priced an offering of $100,000,000 in aggregate principal amount of its 5.50% First Mortgage Bonds due 2040, Series PPP.
     The bonds will mature on December 1, 2040, and interest on the bonds will accrue and be payable semi-annually in arrears on June 1 and December 1 commencing on June 1, 2011, at the rate of 5.50% per annum. The bonds will be issued at 99.416% of par value. The bonds will be secured by the lien on substantially all of Cal Water’s properties, subject to certain exceptions and permitted liens, and will rank equally with all of Cal Water’s other first mortgage bonds. There is no sinking fund for the bonds. The bonds will be fully and unconditionally guaranteed by California Water Service Group. The offering is expected to close on November 22, 2010.
     Cal Water plans to use a portion of the net proceeds from the sale of the bonds to pay down outstanding short-term borrowings. Further, Cal Water plans to add the remainder of the net proceeds to its general funds to be used for general corporate purposes, including capital projects.
     Robert W. Baird & Co. and Blaylock Robert Van, LLC are acting as joint book running managers for the offering.

     This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.
     Copies of the Prospectus Supplement and accompanying Prospectus relating to the offering may be obtained from Robert W. Baird & Co. Incorporated, Fixed Income Department, 777 East Wisconsin Avenue, Milwaukee, WI 53202, or by calling 1-800-RWBAIRD (1-800-792-2473).
     California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services. Together these companies provide regulated and non-regulated water service to nearly 2 million people in California, Washington, New Mexico, and Hawaii. Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.”
     The matters discussed in this release include forward-looking statements. These statements are based on current expectations or beliefs and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. California Water Service Group is providing this information as of the date of this news release and assumes no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this press release.
     Additional information is available on our website at www.calwatergroup.com.
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     SOURCE: California Water Service Group

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